Exhibit 99.1

Independence Realty Trust Announces First Quarter 2025 Financial Results

PHILADELPHIA – (BUSINESS WIRE) – April 30, 2025 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, announces its first quarter 2025 financial results.

Q1 2025 EPS of $0.04

Q1 CFFO Per Share of $0.27

In Line with Expectations

Same-Store Portfolio NOI Increased 2.7% for Q1

Solid Occupancy Gains and Rental Rate Growth

Completed 275 Renovations in Value Add Program

Achieving Average ROI of 16.2% During the First Quarter

Exited Birmingham, AL market: Expanded Presence in Indianapolis, IN

Two Additional Communities Under Contract for Q2 Acquisition

Evaluating Robust Pipeline of Future Acquisitions

Further Strengthened Balance Sheet and Liquidity

Expanded Unsecured Revolver in January

Entered into Forward sale of $56 Million of Equity Under ATM

Affirm Full Year 2025 Core FFO Per Share Guidance

Management Commentary

“We are off to a solid start in 2025. CFFO per share for the quarter of $0.27 and same-store NOI growth of 2.7%, driven by a 100 basis point increase in occupancy to 95.4%, were in-line with our expectations.” said Scott Schaeffer, Chairman and CEO of IRT. “We continue to believe we are at the beginning of a multi-year period of improving fundamentals and growth. Given our portfolio’s market concentrations, waning supply pressure, and our strong balance sheet, we expect our portfolio will continue to outperform in 2025, positioning IRT to enter 2026 with solid earnings momentum and growth opportunities.”

First Quarter Highlights

•	Net income available to common shares of $8.4 million for the quarter ended March 31, 2025 compared to $17.6 million for the quarter ended March 31, 2024.

•	Earnings per diluted share (“EPS”) of $0.04 for the quarter ended March 31, 2025 compared to $0.08 for the quarter ended March 31, 2024.

•	Same-store portfolio net operating income (“NOI”) growth of 2.7% for the quarter ended March 31, 2025 compared to the quarter ended March 31, 2024.

•

Core Funds from Operations (“CFFO”) of $64.2 million for the quarter ended March 31, 2025 compared to $61.5 million for the quarter ended March 31, 2024. CFFO per share was $0.27 for the first quarter of 2025 and for the first quarter of 2024.

•	Adjusted EBITDA of $85.7 million for the quarter ended March 31, 2025 compared to $84.7 million for the quarter ended March 31, 2024.

•	Value add program completed renovations of 275 units during the quarter ended March 31, 2025, achieving a weighted average return on investment during the quarter of 16.2%.

•

Under contract for two property acquisitions totaling approximately $154.8 million, which are expected to close during the late-second quarter or early-third quarter of 2025 and be funded using forward equity sale proceeds and our unsecured revolver on a leverage neutral basis.

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.

Same-Store Portfolio(1) Operating Results

Three Months Ended
March 31, 2025 Compared to
Three Months Ended
March 31, 2024
Rental and other property revenue	2.3% increase
Property operating expenses	1.6% increase
NOI	2.7% increase
Portfolio average occupancy	100 bps increase to 95.4%
Portfolio average rental rate	0.9% increase to $1,568
NOI Margin	30 bps increase to 63.0%

(1)	Same-store portfolio includes 108 properties, which represent 31,662 units.

Operating Metrics

The table below summarizes operating metrics for the same-store portfolio for the applicable periods.

	Q4 2024	Q1 2025
Same-Store Portfolio(1)
Average Occupancy	95.5%	95.4%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.7)%	(4.6)%
Renewal Leases	5.4%	4.8%
Blended	0.0%	0.1%
Resident Retention Rate	55.1%	59.5%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.7%	95.6%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(5.1)%	(5.2)%
Renewal Leases	5.4%	4.8%
Blended	(0.3)%	(0.2)%
Resident Retention Rate	54.2%	59.3%
Value Add (28 properties with Ongoing Value Add)
Average Occupancy	94.9%	95.1%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.8)%	(3.2)%
Renewal Leases	5.5%	4.7%
Blended	0.6%	0.9%
Resident Retention Rate	57.3%	60.1%

(1)	Same-store portfolio includes 108 properties, which represent 31,662 units.
(2)	Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for concessions, for each unit that had a prior lease and current lease that are for a term of 9-14 months. 4Q 2024 new, renewal, and blended lease over lease rent growth for all leases was (6.1)%, 5.5%, and (1.0)%, respectively. 1Q 2025 new, renewal, and blended lease over lease rent growth for all leases was (6.2)%, 5.2% and (0.7)%, respectively.

Value Add Program

We completed renovations of 275 units during the quarter ended March 31, 2025, achieving a return on investment of 16.2%, with an average cost per unit renovated of $18,463, and an average monthly rent increase per unit of $250 over unrenovated comps. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of March 31, 2025.

Investment Activity

Dispositions

•	Ridge Crossings, Birmingham, Alabama: On February 14, 2025, we sold this property for a gross sales price of$111.0 million and used the proceeds to fund recent property acquisitions as described below.

Acquisitions

•	Autumn Breeze, Indianapolis, Indiana: On February 27, 2025, we acquired a 280-unit community for $59.5 million. This acquisition expanded our footprint in Indianapolis from 1,979 units to 2,259 units.

•	We are currently under contract to acquire two properties in Orlando, FL and Colorado Springs, CO, which are expected to expand our footprint in each of these markets and support enhanced scale and synergies. The aggregate purchase price of these two properties is approximately $154.8 million, which we expect to fund using forward equity sales proceeds and our unsecured revolver. We expect to close on the acquisitions during late-second quarter or early-third quarter 2025; however, there can be no assurance that these acquisitions will be consummated at expected pricing levels, within expected time frames, or at all.

Joint Ventures

•	Nexton Pine Hollow, Charleston, South Carolina: On January 30, 2025, we entered into a joint venture for the development of a to-be-built multifamily apartment project comprised of 324 units. We have committed to invest an aggregate of $28.6 million in this joint venture, and, as of March 31, 2025, had funded $8.9 million on account of this commitment.

•	Metropolis at Innsbrook, Richmond Virginia: This 402 unit operating property was listed for sale during the first quarter and is under contract to be sold during the second quarter of 2025. From the sale, we expect to receive a return of our invested capital in the amount of $24.5 million and to recognize a gain of approximately $10.3 million.

Capital Expenditures

Across our total portfolio for the three months ended March 31, 2025, recurring capital expenditures were $5.5 million, or $164 per unit, value add expenditures were $7.5 million, non-recurring expenditures were $6.5 million and development expenditures were $5.3 million, respectively.

Capital Markets

Expanded Unsecured Credit Facility, Reflecting Increased Financial Flexibility and More Favorable Capital Structure

On January 8, 2025, we entered into an amended and restated credit agreement that increased our borrowing capacity under our existing revolver from $500 million to $750 million, and extended its maturity date from January 2026 to January 2029. This transaction strengthened our balance sheet by extending our weighted average debt maturity and increasing our liquidity. It also created long-term stakeholder value through lower interest costs.

ATM Program Activity

During the three months ended March 31, 2025, we entered into forward sales transactions under our previously announced ATM Program for the forward sale of an aggregate of 2,681,000 shares of our common stock. The forward sales transactions had not settled as of the date of this release, and we have not received any net proceeds from these transactions as of the date of this release. Subject to our right to elect net share settlement, we expect to physically settle the forward sales transactions by the maturity date of March 31, 2026. Assuming the forward sale transactions are physically settled in full utilizing the current forward sale price of $20.86 per share, we expect to receive proceeds, net of sales commissions of approximately $55.9 million, subject to adjustment in accordance with the forward sale transactions. We intend to use substantially all of the net proceeds to fund potential acquisitions and other investment opportunities or for general corporate purposes, including the reduction of outstanding borrowings under our unsecured revolver.

Forward Equity Agreement Activity

In connection with our previously announced September 2024 public offering of 11,500,000 shares of common stock, we entered into a forward sale agreement with Citigroup. On March 31, 2025, we physically settled 2,650,000 of those shares at a weighted average price of $18.89 per share, resulting in proceeds of $50.1 million. Since the closing of this offering, we have physically settled an aggregate 5,900,000 shares resulting in aggregate proceeds of $111.9 million. As of March 31, 2025, there were 5,600,000 shares remaining under the forward sale agreements, which if physically settled at the then forward price would result in additional proceeds to us of $105.8 million. We intend to use any such future proceeds for future acquisitions.

Balance Sheet and Liquidity

At March 31, 2025, our net debt to Adjusted EBITDA was 6.3x. As of the same date and including the effect of hedges, our weighted average effective interest rate on our consolidated debt was 4.3% with a weighted average maturity of 3.6 years, and 100% of our debt was either subject to fixed interest rates or was hedged. Also as of March 31, 2025, we had approximately $742.9 million in liquidity through a combination of unrestricted cash and cash equivalents, unsettled proceeds related to forward equity sale agreements, and capacity on our unsecured revolver.

Dividend Distribution

On March 10, 2025, our Board of Directors declared a quarterly dividend of $0.16 per share of common stock. The first quarter dividend was paid on April 21, 2025 to stockholders of record at the close of business on March 28, 2025.

2025 EPS, FFO and CFFO Guidance

We affirm our previously issued 2025 EPS, FFO, and CFFO per share guidance as summarized below. A reconciliation of IRT's projected EPS to its projected FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how IRT calculates CFFO and for management’s definition and rationale for the usefulness of CFFO.

2025 Full Year EPS and CFFO Guidance(1)(2)	Low	High
Earnings per share	$0.19	$0.22
Adjustments:
Depreciation and amortization	1.00	1.00
FFO per share	1.19	1.22
Loan (premium accretion) discount amortization, net	(0.03)	(0.03)
CFFO per share	$1.16	$1.19

(1)

This guidance, including the underlying assumptions presented in the table below, constitutes forward-looking information. Actual full year 2025 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”. Our guidance is based on the key guidance assumptions detailed below.

(2)	Per share guidance is based on 241.2 million weighted average shares and units outstanding.

2025 Guidance Assumptions(1)

Our key guidance assumptions for 2025 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio:	2025 Outlook:
Number of properties/units	108 properties / 31,662 units
Property revenue growth	2.1% - 3.1%
Controllable operating expense growth	3.3% - 4.3%
Real estate tax and insurance expense growth	2.1% - 4.0%
Total operating expense growth	2.8% - 4.1%
NOI growth	0.8% - 3.3%

Corporate Expenses ($ in millions)
General and administrative & property management expenses	$55 - $57
Interest expense(2)	$88 - $90

Transaction/Investment Volume(3) ($ in millions)
Acquisition volume	$280 - $320
Disposition volume	$110 - $112

Capital Expenditures ($ in millions)
Recurring	$25 - $27
Value add renovation program	$48 - $58
Non-recurring and revenue enhancing	$47 - $51
Development	$5 - $6

(1)

This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”

(2)

Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.

(3)	Acquisition volume reflects one property in Indianapolis that was acquired in the first quarter and $220 million to $260 million of acquisitions we expect to complete during 2025 using proceeds remaining under forward equity sale agreements. Disposition volume reflects the sale of one property sold in the first quarter. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections.

Selected Financial Information

See the schedules at the end of this earnings release for selected financial information for IRT.

Non-GAAP Financial Measures and Definitions

We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.

Conference Call

All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, May 1, 2025 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, May 8, 2025 by dialing 1.800.770.2030, access code 1963990.

Supplemental Information

We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE: IRT) is a real estate investment trust that owns and operates multifamily communities, across non-gateway U.S. markets including Atlanta, GA, Dallas, TX, Denver, CO, Columbus, OH, Indianapolis, IN, Raleigh-Durham, NC, Oklahoma City, OK, Nashville, TN, Houston, TX, and Tampa, FL. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, our planned use of remaining proceeds from our recent sales of common stock on a forward basis, our unsecured notes in a private placement, our expectations with respect to the two properties which we are under contract to acquire, and our expectations with respect to future acquisitions. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.

Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, our planned use of proceeds from our recent sales of common stock on a forward basis and our unsecured notes in a private placement, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, inability or failure to achieve anticipated benefits from future acquisitions, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve rent increases and occupancy levels on account of the value add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, economic conditions, including inflation and recessionary conditions and their related impacts on the real estate industry, U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, including but not limited to a third party's unauthorized access to our data or the data of our residents, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2024, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.

These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I

Independence Realty Trust, Inc.

Selected Financial Information

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Selected Financial Information:
Operating Statistics:
Net income (loss) available to common shares	$8,354	$(1,001)	$12,365	$10,354	$17,577
Earnings per share -- diluted	$0.04	$0.00	$0.05	$0.05	$0.08
Rental and other property revenue	$160,905	$160,617	$159,860	$158,104	$160,331
Property operating expenses	$59,263	$54,195	$60,538	$60,883	$59,971
NOI	$101,642	$106,422	$99,322	$97,221	$100,360
NOI margin	63.2%	66.3%	62.1%	61.5%	62.6%
Adjusted EBITDA	$85,748	$94,533	$87,453	$83,609	$84,683
FFO per share	$0.28	$0.33	$0.30	$0.28	$0.27
CFFO per share	$0.27	$0.32	$0.29	$0.28	$0.27
Dividends per share	$0.16	$0.16	$0.16	$0.16	$0.16
CFFO payout ratio	59.3%	50.0%	55.2%	57.1%	59.3%
Portfolio Data:
Total gross assets	$6,844,114	$6,882,296	$6,733,864	$6,684,029	$6,673,589
Total number of operating properties (a)	113	113	110	110	111
Total units (a)	33,175	33,615	32,670	32,685	32,877
Portfolio period end occupancy (a)	94.9%	95.4%	95.5%	95.5%	95.0%
Portfolio average occupancy (a)	95.3%	95.4%	95.4%	95.3%	94.4%
Portfolio average effective monthly rent, per unit (a)	$1,583	$1,572	$1,571	$1,554	$1,550
Same-store portfolio period end occupancy (b)	95.1%	95.5%	95.5%	95.5%	95.0%
Same-store portfolio average occupancy (b)	95.4%	95.5%	95.5%	95.4%	94.4%
Same-store portfolio average effective monthly rent, per unit (b)	$1,568	$1,569	$1,569	$1,558	$1,554
Capitalization:
Total debt (c)	$2,253,957	$2,333,683	$2,286,694	$2,252,559	$2,277,098
Common share price, period end	$21.23	$19.84	$20.50	$18.74	$16.13
Market equity capitalization	$5,088,933	$4,697,713	$4,736,212	$4,330,137	$3,726,224
Total market capitalization	$7,342,890	$7,031,396	$7,022,906	$6,582,696	$6,003,322
Total debt/total gross assets	32.9%	33.9%	34.0%	33.7%	34.1%
Net debt to adjusted EBITDA (d)	6.3x	5.9x	6.3x	6.5x	6.7x
Interest coverage	4.4x	4.8x	4.8x	4.8x	4.1x
Common shares and OP Units:
Shares outstanding	233,763,180	230,838,249	225,093,090	225,122,235	225,070,396
OP units outstanding	5,941,643	5,941,643	5,941,643	5,941,643	5,941,643
Common shares and OP units outstanding	239,704,823	236,779,892	231,034,733	231,063,878	231,012,039
Weighted average common shares and OP units	236,665,226	230,893,621	230,762,299	230,734,872	230,570,707

(a)

Excludes our development projects Destination at Arista and Flatirons Flats, as applicable. See the definitions at the end of this release. Destination at Arista no longer met the definition of a development project in the fourth quarter of 2024.

(b)	Same-store portfolio consists of 108 properties, which represent 31,662 units.
(c)	Includes indebtedness associated with real estate held for sale, as applicable.
(d)

Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended March 31, 2025, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 6.4x, 6.0x, 6.4x, 6.6x, and 6.5x, respectively.

Schedule II

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Funds from Operations and Core Funds From Operations

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended March 31,
	2025	2024
Funds From Operations (FFO):
Net income	$8,526	$17,961
Add-Back (Deduct):
Real estate depreciation and amortization	58,308	53,390
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	457	598
Loss on impairment (gain on sale) of real estate assets, net, excluding prepayment gains	73	(9,609)
FFO	$67,364	$62,340
FFO per share	$0.28	$0.27
CORE Funds From Operations (CFFO):
FFO	$67,364	$62,340
Add-Back (Deduct):
Other depreciation and amortization	417	331
Casualty (gains) losses, net	(115)	2,301
Loan (premium accretion) discount amortization, net	(2,029)	(2,395)
Prepayment (gains) penalties on asset dispositions	(1,569)	(921)
Loss (gain) on extinguishment of debt	67	(203)
Other loss	103	1
CFFO	$64,238	$61,454
CFFO per share	$0.27	$0.27
Weighted-average shares and units outstanding	236,665,226	230,570,707

Schedule III

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Same-Store Net Operating Income (a)

Dollars in thousands

(unaudited)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss)	$8,526	$(1,100)	$12,620	$10,555	$17,961
Other revenue	(338)	(346)	(275)	(298)	(203)
Property management expenses	7,826	7,379	7,379	7,666	7,499
General and administrative expenses	8,406	4,856	4,765	6,244	8,381
Depreciation and amortization expense	58,725	57,742	55,261	54,127	53,721
Casualty (gains) losses, net	(115)	(80)	1,249	465	2,301
Interest expense	19,348	19,770	18,308	17,460	20,603
(Gain on sale) loss on impairment of real estate assets, net	(1,496)	20,928	(688)	152	(10,530)
Loss (gain) on extinguishment of debt	67	2	-	-	(203)
Other loss	103	-	-	-	1
Loss (income) from investments in unconsolidated real estate entities	590	(2,729)	703	850	829
NOI	101,642	106,422	99,322	97,221	100,360
Less: Non same-store portfolio NOI	6,047	5,617	3,388	3,390	7,298
Same-store portfolio NOI	95,595	100,805	95,934	93,831	93,062

(a)	Same-store portfolio consists of 108 properties, which represent 31,662 units.

Schedule IV

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio

Dollars in thousands

(unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (loss)	$8,526	$(1,100)	$12,620	$10,555	$17,961
Add-Back (Deduct):
Interest expense	19,348	19,770	18,308	17,460	20,603
Depreciation and amortization	58,725	57,742	55,261	54,127	53,721
Casualty (gains) losses, net	(115)	(80)	1,249	465	2,301
(Gain on sale) loss on impairment of real estate assets, net	(1,496)	20,928	(688)	152	(10,530)
Loss (gain) on extinguishment of debt	67	2	—	—	(203)
Loss (income) from investments in unconsolidated real estate entities	590	(2,729)	703	850	829
Other loss	103	—	—	—	1
Adjusted EBITDA	$85,748	$94,533	$87,453	$83,609	$84,683

INTEREST COST:
Interest expense	$19,348	$19,770	$18,308	$17,460	$20,603

INTEREST COVERAGE:	4.4x	4.8x	4.8x	4.8x	4.1x

	For the Three Months Ended March 31,
	2025	2024
Net income	$8,526	$17,961
Add-Back (Deduct):
Interest expense	19,348	20,603
Depreciation and amortization	58,725	53,721
Casualty (gains) losses, net	(115)	2,301
(Gain on sale) loss on impairment of real estate assets, net	(1,496)	(10,530)
Loss (gain) on extinguishment of debt	67	(203)
Loss from investments in unconsolidated real estate entities	590	829
Other loss	103	1
Adjusted EBITDA	$85,748	$84,683

INTEREST COST:
Interest expense	$19,348	$20,603

INTEREST COVERAGE:	4.4x	4.1x

Schedule V

Independence Realty Trust, Inc.

Definitions

Average Effective Monthly Rent per Unit

Average effective rent per unit represents the average of net rent amounts, after concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.

Average Occupancy

Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.

Development Property

A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.

EBITDA and Adjusted EBITDA

Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses and income (loss) from investments in unconsolidated real estate entities. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.

Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)

We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.

CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization and debt extinguishment costs from the determination of FFO.

Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.

Interest Coverage

Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.

Net Debt

Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total debt	$2,253,957	$2,333,683	$2,286,694	$2,252,559	$2,277,098
Less: cash and cash equivalents	(29,055)	(21,228)	(17,611)	(21,034)	(21,275)
Less: loan discounts and premiums, net	(27,454)	(31,721)	(33,970)	(37,253)	(39,804)
Total net debt	$2,197,448	$2,280,734	$2,235,113	$2,194,272	$2,216,019

We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.

Net Operating Income

We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses and net gains on sale of assets.

Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Non Same-Store Properties and Non Same-Store Portfolio

Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio

We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations

ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.

Total Gross Assets

Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total assets	$5,983,494	$6,057,919	$5,948,204	$5,940,261	$5,972,848
Plus: accumulated depreciation (a)	789,619	753,539	715,702	674,236	630,743
Plus: accumulated amortization	71,001	70,838	69,958	69,532	69,998
Total gross assets	$6,844,114	$6,882,296	$6,733,864	$6,684,029	$6,673,589

(a)	Includes accumulated depreciation associated with real estate held for sale, as applicable.